Exhibit 99.1

Pardes Biosciences Enters into Agreement to be Acquired by MediPacific, Inc. for between $2.02 and $2.19 in Cash per Share Plus Contingent Value Rights

CARLSBAD, Calif. July 17, 2023 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (Nasdaq: PRDS) today announced that it has entered into a definitive merger agreement whereby MediPacific, Inc. (Purchaser) will acquire Pardes for a price per share of not less than $2.02 in cash and an additional cash amount of not more than $0.17 per share, with the final price per share being based on the amount of the Company’s net cash at closing, plus a non-tradeable contingent value right (the CVR) associated with any future monetization of its COVID-19 antiviral portfolio and related intellectual property.

Following a thorough review process conducted with the assistance of its legal and financial advisors, a Special Committee of the Pardes Board of Directors, consisting solely of independent and disinterested members of the Pardes Board of Directors, determined that the acquisition by Purchaser—of which Foresite Capital Management (Foresite), a significant Pardes stockholder, and Dr. James Tananbaum, a founding partner of Foresite Capital and a director on the Pardes Board of Directors, are the controlling stockholders—is in the best interests of all Pardes stockholders not affiliated with Foresite, and has unanimously recommended the merger agreement to the Pardes Board of Directors. Based upon the recommendation of the Special Committee and with the assistance of legal and financial advisors, the disinterested members of the Pardes Board of Directors have unanimously determined that the acquisition by Purchaser is in the best interests of all Pardes stockholders not affiliated with Foresite and have unanimously approved the merger agreement.

Pursuant to the terms of the merger agreement, a subsidiary of Purchaser will commence a tender offer by July 28, 2023 to acquire all outstanding shares of Pardes for a price per share of not less than $2.02 in cash and an additional cash amount of not more than $0.17 per share at closing plus the CVR representing the right to receive 80% of the net proceeds payable from any license or disposition of Pardes’ programs and assets effected within five years of closing.

Closing of the tender offer is subject to certain conditions, including the tender of Pardes shares representing at least a majority of the total number of outstanding shares not held by affiliates of the Purchaser as of immediately following the consummation of the offer; Pardes having at least $125 million of net cash at closing; and other customary conditions. Immediately following the closing of the tender offer, Pardes will merge with a subsidiary of the Purchaser, and all remaining shares not tendered in the offer, other than dissenting shares and shares held by Purchaser or Pardes, will be converted into the right to receive the same cash and CVR consideration per share as is provided in the tender offer. The acquisition is expected to close in the third quarter of 2023.

Advisors

Leerink Partners is acting as exclusive financial advisor and Fenwick & West LLP is acting as legal counsel to Pardes. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Purchaser.

About Pardes Biosciences, Inc.

Pardes Biosciences is a company that has focused on discovering, developing and commercializing novel oral antiviral therapeutics to improve the lives of patients suffering from life-threatening disease, starting with COVID-19. For more information, please visit www.pardesbio.com.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the proposed acquisition of the Company by Purchaser. Such forward-looking statements include, but are not limited to, the ability of the Company and Purchaser to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transactions, the Company’s and Purchaser’s beliefs and expectations and statements about the benefits sought to be achieved by Purchaser’s proposed acquisition of the Company, the potential effects of the acquisition on both the Company and Purchaser, the possibility that the conditions to payments under the CVRs will be met and the possibility of any termination of the merger agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. The Company has based these forward-looking statements on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders unaffiliated with the Purchaser will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee; the effects of disruption from the transactions contemplated by the merger agreement; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Additional factors that may affect the future results of the Company are set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), including the Company’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks described in this communication and in the Company’s filings with the SEC should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of the Company referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of the Company or any other securities. This communication is also not a substitute for the tender offer materials that Purchaser will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Purchaser will file with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3 (“Schedule 13E-3”), and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3.

THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND THE SCHEDULES 13E-3 WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

When filed, the Company’s stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement, the Schedules 13E-3 and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Investors page of the Company’s website, www.pardesbio.com, or by contacting the Company at ir@pardesbio.com. In addition, the Company’s stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.

Availability of Other Information about Pardes Biosciences

The Company intends to use the Investors page of its website (https://ir.pardesbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investors page on its website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

For further information, please contact:

Pardes Biosciences, Inc.

ir@pardesbio.com